Form N-SAR
Attachment for Item #77C
Matters Submitted to a Vote of Security Holders

MAINSTAY DEFINEDTERM MUNICIPAL OPPORTUNITIES
FUND
811-22551
For Period Ended 11/30/17

(a)	The date of the meeting and whether it was an annual or
special meeting;
Pursuant to notice, an annual meeting of shareholders
Meeting of the MainStay DefinedTerm Municipal
Opportunities Fund Fund, was held at the offices of New
York Life Investment Management, Inc. New York Life
Investments, 51 Madison Avenue, New York, New York
10010 on Wednesday, September 27, 2017 at 9:00 a.m.

(b)	If the meeting involved the election of trustees, state the
name of each trustee elected at the meeting and the names
of all other trustees now in office;
The meeting was held to elect Alan R. Latshaw and Richard H.
Nolan, Jr. to serve as Class II Trustees of the Fund for three year terms or until their successors are duly elected.
The other Trustees of Fund are:  David H. Chow, Yie-Hsin
Hung, Susan B. Kerley, Peter Meenan, Jacques P. Perold and
Richard S. Trutanic.
(c)	Describe each matter voted upon at the meeting and state
the number of affirmative votes and the number of negative votes cast with respect to each matter;
To elect four Trustees to serve as Class II Trustees of the Fund for three year terms or until their successors are duly elected and qualify.

The proposal was discussed in detail in the proxy statement.
No other business came before the Meeting.

The proposal was passed by the shareholders, as confirmed by the Inspector of Elections.

The following is a summary of how the votes on the proposal presented before the Meeting held on September
27, 2017 were cast. There were no votes cast in person at the Meeting.

Proposal - To elect two Trustees to serve as Class II Trustees of the Fund for three year terms or until their successors are duly elected and qualify.

Alan R. Latshaw
Votes For
Votes Against
Abstentions
Total
23,039,633
224,591
0
23,264,224

Richard H. Nolan, Jr.
Votes For
Votes Against
Abstentions
Total
700
0
0
700

Effective December 31, 2017, Mr. Meenan retired from the Board of
Trustees.